                                                                     EXHIBIT 4

                              ACCOUNTANTS' CONSENT

The Board of Directors
Norske Skog Canada Limited

We consent to the use of the following reports in this annual report on Form 40-F (the "Form 40-F") of Norske Skog Canada Limited (the "Company") to be filed with the United States Securities and Exchange Comission:

- Auditors' Report to the Shareholders dated January 20, 2003 included in the Annual Report of the Company and incorporated by reference in the Form 40-F; and

- Comments by Auditor for U.S. Readers on Canada - U.S. Reporting Differences dated January 20, 2003 included herein.

We also consent to the incorporation by reference of such reports in the Registration Statement (No. 333-98605) on Form S-8 of the Company.


(signed) KPMG LLP
Chartered Accountants

Vancouver, Canada
January 20, 2003